Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

KINETIC CONCEPTS, INC.

Pursuant to the provisions of the Texas Business Corporation Act, Kinetic Concepts, Inc. (the “Corporation”) hereby adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is Kinetic Concepts, Inc.

ARTICLE TWO

The following amendment to the Amended and Restated Articles of Incorporation was adopted by the shareholders of the Corporation on July           , 2003 in conformity with the provisions of the Texas Business Corporation Act:

Article Four of the Amended and Restated Articles of Incorporation is hereby amended to read, in its entirety, as follows:

ARTICLE FOUR

The total number of shares of all classes of stock that the Corporation is authorized to issue is 200,000,000 shares, of which 150,000,000 shares shall be designated Common Stock, par value $.001 per share (“Common Stock”), and 50,000,000 shares shall be designated Preferred Stock, par value $.001 per share (“Preferred Stock”).

The Preferred Stock may be divided into and issued in one or more series.  The Board of Directors of the Corporation is expressly authorized to establish series of unissued shares of Preferred Stock and to fix and determine the designations, preferences, limitations and relative rights, including voting rights, of the shares of such series in a resolution or resolutions adopted by the Board of Directors providing for the issue of

Preferred Stock of such series.  In such resolution or resolutions the Board of Directors, to the extent applicable, shall:

(i)                                     designate the series and specify the number of shares of Preferred Stock which shall belong to such series;

(ii)                                  fix the rate of any dividend for such series of Preferred Stock, which dividend may vary from series to series;

(iii)                               specify whether dividends for such series are cumulative, non-cumulative or partially cumulative;

(iv)                              specify the manner in which dividends for such series are payable and the date or dates from which such dividends shall accrue;

(v)                                 state whether the shares of such series have preferences over any other class, classes or series of shares as to the payment of dividends;

(vi)                              state whether such series shall be redeemable and the price at and the terms and conditions on which shares of such series may be redeemed, which redemption may be at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event or any combination of the foregoing;

(vii)                           fix the amount payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(viii)                        state whether the shares of such series have preference in the assets of the Corporation over any other class, classes or series of shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(ix)                                state whether a sinking fund shall be created for the redemption or purchase of the shares of such series, and, if such a fund is established, the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock of such series purchased or otherwise reacquired, redeemed or retired through the operation thereof;

(x)                                   state whether the shares of such series shall be convertible, and, if convertible, the terms and conditions on which such shares of such series may be converted, which terms and conditions may provide that such shares are convertible at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing into shares of any other class or series;

(xi)                                state whether the shares of such series are exchangeable, at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing, for shares, obligations, indebtedness, evidence of ownership, rights to purchase securities or other securities of the Corporation or one or more other domestic or foreign Corporations or other entities or for other property or for any combination of the foregoing; and

(xii)                             state what voting rights the shares of such series shall have, if any.

The Board of Directors of the Corporation, in such resolution or resolutions, may, in a manner not inconsistent with the provisions of these Articles of Incorporation and to the extent permitted by law:

(i)                                     limit the number of shares of such series that may be issued;

(ii)                                  impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional shares of Preferred Stock or other stock ranking equally therewith or prior thereto as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(iii)                               impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions of any kind or character, or the redemption, purchase, retirement or reacquisition of shares of stock ranking junior to Preferred Stock of such series as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iv)                              grant other such special rights to the holders of Preferred Stock of such series as the Board of Directors may determine.

ARTICLE THREE

The number of shares of each class or series of capital stock outstanding, all of which were entitled to vote on the amendment to the Amended and Restated Articles of Incorporation, was as follows:

Class	Number of Shares

Common Stock	[70,400,000]

ARTICLE FOUR

The number of shares voted for and against the amendment to Article Four of the Amended and Restated Articles of Incorporation was as follows:

Class	For	Against

Common Stock

ARTICLE FIVE

The amendment will have no effect on the stated capital of the Corporation.

Executed this            th day July, 2003.

KINETIC CONCEPTS, INC.

By:
Dennert O. Ware, Chief Executive Officer